Exhibit 10.1

Lawrence D. Stern
Chairman and CEO
Talecris Biotherapeutics, Inc.
79 TW Alexander Drive
4101 Research Commons
Research Triangle Park, NC 27709

May 25, 2010

John Perkins

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Dear John,

I am pleased to confirm that the Board of Directors has approved your promotion to Executive Vice President, Global Commercial, Talecris Biotherapeutics (“Talecris”). You will continue to report directly to me. This is a significant and meaningful step forward in both the evolution of Talecris and your career. You have consistently demonstrated an ability to think independently and strategically, while also driving forward the required execution.

Your Position and Role

In the role of Executive Vice President, Global Commercial, you will initially be responsible for global sales, marketing and product management, including product life cycle management. As an Executive Vice President, your role includes shaping the overall strategies and execution plans together with other members of our leadership team. From time to time, as I determine in the best interests of the Corporation, you may be asked to assume additional duties consistent with general expectations of an Executive Vice President. Also from time to time, as I determine, we may further optimize groups, organizations and roles and your overall span of either direct or indirect control. In this role, you are of course expected to focus on risk management, culture and ethics in addition to performance of the corporation.

Your Base Salary, Target Bonus and Equity Incentive Awards

Effective the first full payroll period following your acceptance of this offer, your adjusted base salary will be $420,000 paid in biweekly increments and your target annual bonus will be 75% prorated based on your plan year eligible earnings. As you are aware, funding for the Bonus program is based on a combination of financial and other strategic goals and the Compensation Committee of the Board will consider your individual performance in determining your individual bonus award. Equity awards will be made at the discretion of the Compensation Committee, consistent with other Executive Vice Presidents, reflective of company and individual performance. The Compensation Committee of the Board retains full discretion on the terms of the cash bonus plan and equity awards.

Separation

You are also eligible for additional severance pay and benefits as described in the attached Separation Pay Agreement.

Contingencies

Please be aware that this letter confirms that the offer of promotion is based on no representations other than those set forth in this letter.

To confirm your acceptance of this promotion, please sign where indicated below and return a copy of this letter along with the Separation Pay Agreement to Kari Heerdt, SVP, Human Resources, so that we may place it in your personnel file.

Sincerely,

Lawrence D. Stern

Chairman and CEO

Talecris Biotherapeutics, Inc.

cc:	Kari Heerdt, SVP Human Resources
File

I accept the position of EVP, Global Commercial, within Talecris Biotherapeutics.

/s/ John Perkins	5/27/10
John Perkins	Date